UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2009

BLOUNT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11549	63 0780521
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

4909 SE International Way, Portland, Oregon	97222-4679
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 653-8881

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 4, 2009, Blount International, Inc. (“Blount” or the “Company”), entered into an amendment and restatement (the “Amendment and Restatement”) to Blount’s Amended and Restated Credit Agreement, dated as of August 9, 2004, pursuant to which General Electric Capital Corporation acts as administrative agent (the “Credit Agreement”).

The Amendment and Restatement, among other things, extends the maturity date of Blount’s revolving credit facility and term loans from August 9, 2010 to February 9, 2012 and reduces the size of the revolving credit facility from $90 million to $60 million. The Company reduced the size of the revolving credit facility to better align borrowing capacity with working capital needs and minimize future costs related to undrawn amounts.  The Amendment and Restatement also increases the interest rate of the term loans from LIBOR plus 1.75% to LIBOR plus 3.50% and establishes a minimum interest rate of 5.50% on the portion of the term loans covered by the Amendment and Restatement.  The terms of existing term loans amounting to $3.9 million of the total $107.5 million term loan principal outstanding will not be amended and remain unchanged, including interest at LIBOR plus 1.75% and a maturity date of August 9, 2010.  The Company may also elect certain defined index interest rates under the term loan facility which are not expected to be lower than the LIBOR-based rates described above.  The Amendment and Restatement also increased the maximum allowed Leverage Ratio, as defined in the Credit Agreement, from 4.25 to 4.50.

Blount International, Inc. (the “Company”) is furnishing herewith its press release dated December 7, 2009 announcing the Amendment and Restatement.  The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits:

99.1                           Press release dated December 7, 2009 issued by Blount International, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BLOUNT INTERNATIONAL, INC.
Registrant

/s/ Calvin E. Jenness
Calvin E. Jenness
Senior Vice President and
Chief Financial Officer

Dated: December 7, 2009

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated December 7, 2009 issued by Blount International, Inc.